EXHIBIT 10.8
2008 DEFERRED COMPENSATION PLAN AND AGREEMENT
THIS PLAN AND AGREEMENT, effective January 1, 2008 (the “Effective Date”), is made and entered into between TRINITY INDUSTRIES, INC., a Delaware Corporation with its principal office at 2525 Stemmons Freeway, Dallas, Texas 75207 and [Officer] , an individual (hereinafter called “ Officer ”);
WITNESSETH:
     WHEREAS, Officer is in the employ of Trinity Industries, Inc. or a subsidiary of Trinity Industries, Inc. (hereinafter, referred to as the “ Company ”) and serves in a capacity which will develop and expand the business of the Company; and
     WHEREAS, in recognition of Officer’s valued services as an employee and officer of the Company, and as an inducement to Officer to continue to serve the Company in the future, the Company and Officer previously entered into the 2005 Deferred Compensation Plan and Agreement (the “ 2005 Plan ”); and
     WHEREAS, the Company has determined that it is in the Company’s best interest to cease Officer’s future participation in the 2005 Plan, effective for calendar years beginning after December 31, 2007; and
     WHEREAS, in recognition of Officer’s continued, valued service to the Company as an employee and officer, and as a further inducement to Officer to remain in the employ of and serve the Company in the future, and to facilitate a smooth transition of Officer upon separation from service, the Company desires to continue to provide certain benefits for Officer and his/her designated beneficiary through this 2008 Deferred Compensation Plan and Agreement (the “ Plan ”), as hereinafter set forth, in lieu of Officer continuing to accrue benefits under the 2005 Plan; and
     WHEREAS, Officer has been selected by the Human Resources Committee of the Board of Directors of the Company (the “ Committee ”) to participate in this Plan and Officer is willing to remain in the employ of the Company and to have the Company establish an account for deferred compensation in order to provide such benefits, as hereinafter set forth; and
     WHEREAS, if Officer chooses to enter into the Plan, his/her accrued benefits in the 2005 Plan will carry forward into the Plan; and
     WHEREAS, if Officer chooses not to enter into the Plan, Officer’s accrued benefits will be limited to those accrued as of December 31, 2007 under the 2005 Plan; and
     WHEREAS, Officer has agreed to participate in this Plan on or before the Effective Date, as evidenced by his/her execution of this document.

     NOW, THEREFORE, in consideration of the premises and the terms, conditions and covenants hereinafter set forth, the Company and Officer hereby agree as follows:
     1. Deferred Compensation Account. As of the Effective Date, the Company shall establish on the books of the Company in the name of Officer an account to which shall be credited an amount equal to ten percent (10%) of Officer’s combined annual base salary and annual incentive compensation (“ Eligible Compensation ”) earned for the period which begins January 1, 2008 and ends on the following December 31, 2008 (a “ Plan Year ”), and each Plan Year thereafter (subject to the annual determination by the Committee regarding (i) the continuation of this Plan, and (ii) Officer’s continued participation in the Plan). As of the end of each Plan Year, Officer’s bookkeeping account will be credited with ten per cent (10%) of Officer’s Eligible Compensation for such Plan Year, subject to the annual determination by the Committee regarding (i) the continuation of this Plan, and (ii) Officer’s continued participation in the Plan. If, during a Plan Year, Officer ceases to be eligible to participate in the Plan, Officer’s bookkeeping account shall be credited with ten per cent (10%) of (a) Officer’s Eligible Compensation related to base salary earned for the portion of such Plan Year during which Officer was a participant in the Plan, and (b) that amount of Officer’s Eligible Compensation related to the Company’s annual Incentive Compensation Program (or comparable annual bonus plan) payable to the Officer, if any, for the portion of such Plan Year during which Officer was a participant in the Plan, as determined by the Committee.
     Each Plan Year in which the Plan is continued, the balance in Officer’s bookkeeping account shall be credited on a monthly basis with interest (“ Interest Equivalent Rate ”). The Interest Equivalent Rate shall be established by the Committee, or its designee, in the Committee’s or its designee’s sole discretion, prior to the beginning of each Plan Year, but shall generally be equivalent to the “expected return on assets” under the Trinity Standard Pension Plan. Once established, the Interest Equivalent Rate shall remain the same for the entire Plan Year. At the end of each calendar month, the balance in the Officer’s deferred compensation account as of the immediately preceding month will be multiplied by the Interest Equivalent Rate divided by 12. The resulting interest amount shall then be credited to Officer’s bookkeeping account. The total of the amounts credited to Officer’s bookkeeping account shall be payable in the manner and subject to the conditions hereinafter set forth.
     For purposes of determining Officer’s Eligible Compensation, base salary shall be defined as that amount specifically approved by the Company as base salary and shall exclude other payments such as perquisite allowance, insurance reimbursements, special awards, etc., as determined by the Committee or its designee, in the Committee’s or its designee’s sole discretion. For purposes of determining Officer’s Eligible Compensation, annual incentive compensation shall mean all amounts earned under the Company’s annual Incentive Compensation Program (or comparable annual bonus plan) for a given year whether payable currently or over a period of future years and excludes equity compensation except as awarded in lieu of cash under the annual Incentive Compensation Program, in each such case as determined by the Committee or its designee, in the Committee’s or its designee’s sole discretion.

     The Committee will make an annual determination regarding whether to continue the Plan for the next Plan Year and whether Officer shall continue to be eligible to participate in the Plan for such Plan Year. In the event Officer’s participation in the Plan is terminated, as of the date of termination of Officer’s participation, no further deferrals of Eligible Compensation shall be added to Officer’s bookkeeping account. Officer’s bookkeeping account shall, however, continue to be maintained and administered (including monthly credits of interest at the Interest Equivalent Rate in effect for the Plan Year) in accordance with the terms of the Plan. Unless the Committee discontinues Officer’s participation in the Plan, his/her participation in the Plan shall continue in like manner for each Plan Year after the first Plan Year for so long as Officer shall continue his/her employment with the Company.
     2. Administration of the Plan and Account. The Plan shall be administered by the Committee or its designee. The Committee or its designee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the discretionary authority to control and manage the operation and administration of the Plan. The Committee or its designee shall have the fiduciary power and discretion to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, or its designee, and the application of rules and regulations to a particular case or issue by the Committee, or its designee, in good faith, shall not be subject to review by any person or entity, but shall be final, binding and conclusive on all persons ever interested hereunder.
     The account established by the Company on its books in the name of Officer shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Officer, or his/her designated beneficiary, pursuant to this Plan. The Company shall have the right to segregate from the other general assets of the Company the sums which accrue monthly hereunder as deferred compensation. Neither Officer nor his/her designated beneficiary shall at any time have any legal or equitable rights, interests or claims in accrued sums which are so segregated and/or invested and reinvested, and such funds, as they are from time to time constituted, and all other assets of the Company shall at all times remain the general, unpledged unrestricted assets of the Company subject to the claims of the general creditors of the Company.
     3. Payment of Deferred Compensation. Subject to the conditions hereinafter set forth, the deferred compensation accrued hereunder and shown to Officer’s credit on the books of the Company shall be payable after Officer’s separation from service for any reason whatsoever. Officer shall generally be deemed to have experienced a separation from service on the date Officer dies, retires, or otherwise has a termination of employment with the Company. Officer may elect the form of payment of his/her account, in one of the following two alternatives:
     a. Payment may be made in annual periodic payments for specified number of years, not fewer than one (1) nor in excess of twenty (20), with the first payment to be made one (1) year from the date of Officer’s separation from service and subsequent payments to be made on the same date of each succeeding year. During such period,

Officer’s bookkeeping account shall continue to be credited with interest at the Interest Equivalent Rate on a monthly basis pursuant to the procedures described in Section 1 above. Each installment payment shall be in an amount equal to the amount shown to Officer’s credit on the books of the Company as of the last day of the month preceding the month in which the payment is made, multiplied by a fraction the numerator of which is one (1) and the denominator of which is the number of payments remaining (including the current payment).
     b. Complete payment may be made in a lump sum paid one (1) year from the date of Officer’s separation from service.
Officer’s election pursuant to this paragraph must be made as of the Effective Date pursuant to a Distribution Election form provided by the Company and, except as provided below, shall be irrevocable. In the absence of an election, payment shall be made in the form of a lump sum. Officer may change his/her distribution election regarding the timing or form of payment only if any such change is (a) made at least twelve (12) months before the first payment is scheduled to commence, and (b) such change results in each payment being made no earlier than five (5) years after such payment was scheduled to begin under the prior election. For purposes of applying the requirements above, the right of Officer to receive his/her account in installment payments shall, as provided in Section 409A of the Internal Revenue Code (hereinafter “Section 409A”), be treated as the entitlement to a single payment. All payments shall be paid to Officer if living, or if not living, to his/her designated beneficiary (on a form provided by the Company) or, upon failure to make such designation or if the designated beneficiary shall predecease Officer, to Officer’s estate. If at the time of Officer’s death Officer is divorced and the last beneficiary designation on file with the Committee, or its designee, is Officer’s former spouse, the former spouse shall be deemed to have predeceased Officer and Officer’s remaining benefits shall be paid to Officer’s estate.
Notwithstanding the foregoing, an Officer may make a separate election regarding distribution of his/her account in the event that Officer’s separation from service with the Company occurs on or within two years after a “Change in Control” (as defined by Section 409A); in such event, the amount to the credit of Officer will be distributed to Officer either in a lump sum or in annual installments not exceeding twenty (20) years, whichever is so elected by Officer as of the effective date of this Agreement. In the absence of such a separate election, payment shall be made in a lump sum within five (5) days of termination following a “Change in Control.” Officer may change this election only as provided in the preceding paragraph and in a manner as permitted in compliance with Section 409A. If installment payments are elected, the method of distribution shall be similar to the method described for installment payments under the preceding paragraph.
For purposes hereof, a “Change in Control” shall have the same meaning as defined by Section 409A.

     4. Conditions. The payment of deferred compensation to Officer, as hereinabove provided, shall be subject to the following conditions, the breach of any of which shall cause the forfeiture of all rights in and to any and all amounts of deferred compensation remaining unpaid upon the date of any such breach:
     a. Commencing with the date of Officer’s separation from service and continuing for one (1) year, Officer shall not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without prior written consent of the Chief Executive Officer of Trinity Industries, Inc. (“ Chief Executive Officer ”) or the Chairman of the Committee.
     b. Commencing with the date of Officer’s separation from service and continuing for one (1) year, Officer shall be available for consultation in respect of matters pertaining to the business and financial affairs of the Company, upon the request of the Company and at such reasonable and convenient times and places and for such compensation therefor as may be mutually agreed upon.
     c. In connection with Officer’s separation from service, Officer must give at least six (6) months advance written notice to the Chief Executive Officer of Officer’s intent to transition out of Officer’s position and separate from service with the Company. Officer must work with the Chief Executive Officer to develop a process for a smooth transition of Officer’s duties and responsibilities to Officer’s successor, which process is acceptable to the Chief Executive Officer and/or the Board of Directors of Trinity Industries, Inc. (the “ Board of Directors ”), in the Chief Executive Officer’s and/or the Board of Director’s discretion. In addition, through Officer’s actions prior to such separation from service, Officer must work with the Chief Executive Officer and exhibit to the satisfaction of the Chief Executive Officer and/or the Board of Directors, in the Chief Executive Officer’s and/or the Board of Director’s discretion, that Officer has effectively implemented the agreed on process for succession so as to allow for and facilitate the smooth transition of Officer’s duties and responsibilities to the duly selected and approved successor of the Officer.
Notwithstanding the foregoing:
     d. The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of a Change in Control.
     e. The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of Officer’s separation from service as a result of Officer’s death.
     f. The conditions set forth in a., b., and c. above shall be of no force and effect from and after the occurrence of Officer’s separation from service as a result of Officer’s having been determined to be disabled under (i) any then effective long-term disability insurance policy or program sponsored by the Company which covers Officer, or (ii) if no such policy or program covers Officer, the terms of the Supplemental Profit Sharing Plan sponsored by the Company, or (iii) as determined by the Board of Directors.
     g. The Chief Executive Officer and/or the Board of Directors, in the Chief Executive Officer’s and/or the Board of Director’s discretion, may waive the conditions set forth in a., b. and c. above from and after the occurrence of Officer’s separation from service as a result of Officer’s retirement.
     5. Death. In the event of Officer’s death prior to the receipt of any or all of the installments of deferred compensation, such installments as are then unpaid shall be paid, in the same form and over the same period as such installments would have been paid to Officer, to the beneficiary or beneficiaries designated in writing on a form provided by the Company and filed with the Secretary of the Company by Officer during his/her lifetime or, upon failure to make such designation or if such designee or designees shall have predeceased Officer, then to Officer’s estate. If at the time of Officer’s death Officer is divorced and the last beneficiary designation on file with the Committee, or its designee, is Officer’s former spouse the former spouse shall be deemed to have predeceased Officer and Officer’s remaining benefits shall be paid to Officer’s estate. Officer shall have the right to change the beneficiary designation from time to time by instrument in writing delivered to the Secretary of the Company.
     6. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with section 409A of the Code and related Treasury guidance and Regulations. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     7. Nonassignability. Officer during his/her lifetime, and his/her designated beneficiary or beneficiaries, after his/her death, shall not be entitled to commute, encumber, sell or otherwise dispose of his/her or their rights to receive the deferred compensation provided for herein, and the right thereto shall be nonassignable and nontransferable and shall not be subject to execution, attachment or similar process.
     8. Participation in Other Plans. Nothing herein contained shall in any manner modify, impair or effect the existing or future rights or interests of Officer to receive any employee benefits to which he is or would otherwise be entitled, or as a participant in the present or any future incentive bonus plan, stock option plan or pension or profit sharing plan of the Company.
     9. Benefit. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, including any person, firm, corporation or other entity which, by merger, consolidation, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

   10. Amendment or Termination. This Agreement may be amended or terminated in whole or in part by mutual written agreement of the parties hereto; provided however, no termination of this Agreement shall have the effect of accelerating any payments due under this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

TRINITY INDUSTRIES, INC.
By:
TIMOTHY R. WALLACE

Officer

     I designate the following beneficiary (ies) in the event of my death.

Primary, if living, otherwise to Secondary

Name	Relationship

Secondary

Name	Relationship

Officer’s Signature	Date
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